UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2018

Grey Fox Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-55540	99-0373721
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

224 Datura Street #1015 West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

877-472-9748
Registrant's telephone number, including area code

1015 Twin Lakes Rd. Longwood, Florida 32750

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 1.01	Entry into a Material Definitive Agreement

On April 27, 2018 the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company” entered into an agreement with Biz Core Inc. as a service provider. Biz Core shall solicit business for the company and provide GFox with leads for hospitality and tourism services. Biz Core shall also provide SEO and social media marketing for GFox. The contract has an annual commitment fee of $35,000 to $100,000 per year commitment. A copy of the Contract for Logistics Services is attached hereto.

On April 17, 2018 , the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) approved the purchase and sale agreement of all 20 Million or 100% of class A preferred shares (“The Control Block”) owned by Daniel Sobolowski to 2300137 ontario inc. The purchase was made on all cash basis.

On April 27, 2018, the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) passed a resolution and entered into an agreement with Daniel Sobolowski to renew his employment with GFox as a CEO and to pay him in cash only on a commission based employment agreement for any new business and enhancements of business or any value added features which GFox management may adopt.

Item 5.01	Changes in Control of Registrant

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 17, 2018, the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) approved the appointment of Zoran Cvetojevic as Company Secretary and Board Member and Jelena Cvetojevic as Treasurer and Board Member.

On April 27, 2018, the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) approved the appointment of Andrea Zecevic and Bopuvr.com via an operating agreement as the company Comptroller. The comptroller shall oversee company transition in other business models such as hospitality travel and tourism sectors.

Item 8.01	Other Events

On April 18, 2018, the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) was made aware of a certain erroneous Florida newspaper article where amongst other things the article makes claim of a certain default which GFox is liable for on a retail rental space totaling approximately $1.1 Million dollars. The Company has no knowledge or record of this debt. The Company reached out to the newspaper writer for explanation. To date the company has not heard back from the author. Failing satisfactory resolution with the newspaper within a reasonable length of time the passed a resolution to retain a barrister and file a complaint for damages as permitted by law.

On April 18, 2018, the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) successfully renegotiated a payment plan with its auditors and passed a resolution to have its auditors and bring the company financials current. ( 3 Quarterly Reports (Form 10-Q) and one Annual Report (Form 10-K) for 2017 and one Form 10-Q for 2018.

On April 27, 2018 the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) passed a resolution requiring at least one Officer and Director of the company plus the comptroller to sign off on any new common stock issuances. The transfer agent was furnished with this resolution.

On April 27 2018 the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) passed a resolution to accept a $250,000 line of credit bearing interest at 12% per annum from EMRY Capital. The note is convertible into equity at par value 0.0001 in the event of a default.

On April 27, 2018 the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) passed a resolution to switch banking institutions to Bank of America from TD Bank.

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On April 27, 2018, the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) drew intimal sum of $20,000 from the EMRY Capital line of credit. A copy of the Line of Credit Loan Agreement is attached hereto.

On April 27, 2018 the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) passed a resolution to acquire as much as 500 million shares from the company CEO Daniel Sobolewski. These shares were issued to Mr. Sobolewski in lieu of wages. The company intends to draw upon the EMRY line of credit to complete the 500 million common share buyback. These shares will be returned to the company treasury.

On April 27, 2018 the Board of Directors (the “Board”) of Grey Fox Holdings Corp. (“GFOX” or the “Company”) passed a resolution to pay all outstanding fees due to its transfer agent Island stock transfer including renewal of its Nevada State corporate license , to pay all outstanding fees due and name all new officers directors and preferred shareholder with the State of Nevada corporate filings division.

Item 9.01	Financial Statement and Exhibits

(d) Exhibits.

Exhibit 10.1 - Grey Fox Corp and Andrea Zecevic Operational Agreement

Exhibit 10.2 - Contract for Logistic Services

Exhibit 10.3 - Line of Credit Loan Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grey Fox Holdings Corp.

Date: May 2, 2018	By: /s/ Daniel Sobolewski
Name: Daniel Sobolewski
Title: Chief Executive Officer

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